Continental Materials Corporation Reports Audited 2014 Results

CHICAGO, IL -- (Marketwired - April 07, 2015) - Continental Materials Corporation (NYSE MKT: CUO) today reported a net loss of $5,459,000, $3.31 per share, for the 2014 fiscal year on sales of $131,876,000. For the 2013 fiscal year, the Company reported a net loss of $859,000, 52 cents per share, for the 2013 fiscal year on sales of $121,541,000. The loss before income taxes in 2014 included charges of $5,658,000 related to the September 2014 cessation of mining at the leased gravel operation in Pueblo. This aggregate operation incurred significant operating losses in all but two years since 2005. The principal reasons for the operating losses were the exhaustion of economically extractable aggregates, the high ratio of sand to rock and the high cost of complying with water augmentation requirements. On September 10, 2014, the Company filed suit in Continental Materials Corporation v. Valco, Inc., Civil Action No. 2014-cv-2510, in the United States District Court for the District of Colorado seeking, among other things, to rescind the sand and gravel lease and to recover approximately $1,259,000 of royalty overpayments. The results for 2013 include charges of $726,000 pertaining to Williams EcoLogix, Inc. (WEI).

Consolidated sales in 2014 increased $10,335,000 or 8.5% compared to 2013. Sales in CACS and Door segments increased during 2014 while sales at the Heating and Cooling and Evaporative Cooling segments both declined. Sales in the CACS segment increased $12,810,000 (29.8%) primarily due to the continuing improvement in the Colorado Springs construction market as well as the construction of a large wind energy project in Limon, Colorado to which the Company provided ready mixed concrete. Sales in the Door segment were modestly higher. Sales in the Heating and Cooling segment for 2014 were $2,366,000 (6.5%) lower compare to 2013 sales. The Company believes that colder temperatures during the first quarter of 2013 throughout California, a principal wall furnace market, drove wall furnace shipments to higher than normal levels during the first three months of 2013. The increase in fan coil sales during 2014 was not enough to offset the impact of the lower furnace volume. Evaporative cooler sales declined less than 1.8% due to lower unit sales. The consolidated gross profit ratio in 2014 was 14.3% compared to 16.8% for 2013. The gross profit ratio declined in all business segments except for the Door segment which reported a modest improvement.

Selling and administrative expenses, excluding $726,000 of expenses related to WEI in 2013, were $1,115,000 higher in 2014 compared to 2013. Employee healthcare costs for 2014 were the most significant cause of the increase from the 2013 level. Most of the remaining increase in selling and administrative costs was attributable to additional sales staff and advertising expenses incurred by the Evaporative Cooling segment to support new product development efforts. As a percentage of consolidated sales, selling and administrative expenses, excluding the $726,000 charges related to WEI were 14.4% in 2014 compared to 14.7% in the prior year.

Depreciation and amortization charges in 2014 were $237,000 (7.8%) less compared to 2013. This reduction reflects the reduced level of capital spending in the past three years especially in the CACS segment.

Net interest expense includes interest on outstanding funded debt, finance charges on outstanding letters of credit, the fee on the unused revolving credit line and other recurring fees charged by the lending bank. In 2014 net interest expense was $414,000 compared to $374,000 in 2013. The weighted average interest rates on the outstanding funded debt in 2014 and 2013, excluding finance charges for letters of credit, were approximately 5.4% and 6.8%, respectively.

The Company's effective income tax rate reflects federal and state statutory income tax rates adjusted for non-deductible expenses, tax credits and other tax items. The effective income tax rate related to the loss from operations in 2014 was a benefit of 39.0% compared to the benefit of 38.0% related to the 2013 loss.

CAUTIONARY STATEMENT -- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 3, 2015 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                        SUMMARY OF SALES AND EARNINGS

                             Three Months Ended            Year Ended
                          January 3,  December 28,  January 3,  December 28,
                             2015         2013         2015         2013
                         ---------------------------------------------------

Sales                    $ 33,319,000 $ 33,606,000 $131,876,000 $121,541,000

Operating loss            (1,423,000)      (7,000)  (8,591,000)  (1,089,000)

Interest expense, net       (111,000)    (100,000)    (414,000)    (374,000)

Other income                   77,000       59,000       62,000       78,000
                         ---------------------------------------------------

Loss before income taxes  (1,457,000)     (34,000)  (8,943,000)  (1,385,000)

Benefit for income taxes      659,000       33,000    3,484,000      526,000
                         ---------------------------------------------------

Net loss                 $  (798,000) $    (1,000) $(5,459,000) $  (859,000)
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Basic and diluted loss
 per share:              $      (.48) $      (.00) $     (3.31) $      (.52)
                         ===================================================

Weighted average shares
 outstanding                1,650,000    1,641,000    1,649,000    1,639,000
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CONTACT:
Mark S. Nichter
(312) 541-7207